Exhibit 99.1

CSC ENTERS INTO FIVE-WEEK DUE DILIGENCE PROCESS TO ACQUIRE UXC LIMITED

FALLS CHURCH, VA, Oct. 5, 2015-CSC (NYSE: CSC) today announced that it has entered into exclusive negotiations to acquire the shares of UXC Limited (ASX: UXC) subject to due diligence, board approvals, and other requirements.

The agreed-upon price would be A$1.26 per share. Based on 340 million shares of UXC outstanding, the purchase price would be approximately A$428 million (US$300 million) upon transaction completion.
UXC is Australia’s largest independent and publicly owned IT services company, with reported fiscal 2015 annual revenues of A$686 million (US$480 million) and 3,000 employees.

The transaction is subject to completion of a five-week exclusive due diligence process, negotiation of a Scheme of Implementation Agreement and respective board approvals, along with customary regulatory and court approvals for transactions of this type in Australia.

If the process results in a transaction, it would be expected to be finalized by February 2016.

About CSC
Computer Sciences Corporation (CSC) is a global leader of next generation information technology (IT) services and solutions. The Company's mission is to enable superior returns on our clients’ technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 70,000 employees and reported revenue of $11.7 billion for the 12 months ended July 3, 2015. For more information, visit the company's website at www.csc.com.

Forward-looking Statements
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements.”  These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 3, 2015 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

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CSC Contacts
Media: Rich Adamonis, 862.228.3481, radamonis@csc.com, Sheila Dhillon, +61 423 884 848, sdhillon@csc.com
Investor Relations: George Price 703.641.3842, gprice4@csc.com